Home Equity Loan-Backed Term Notes, GMACM Series 2005-HE2
		Payment Date	09/26/05

Servicing Certificate	Group 1
Beginning Pool Balance	887,857,908.03
Beginning PFA	181,995,462.25
Ending Pool Balance	944,427,690.39
Ending PFA Balance	90,945,716.38
Principal Collections	34,479,963.51
Principal Draws	-
Net Principal Collections	34,479,963.51
Active Loan Count	23,347

Interest Collections	5,753,790.56

Weighted Average Net Loan Rate	7.1056%
Net WAC Cap - Class A-1, Class A-2	5.7510%
Net WAC Cap - Class A-3, A-4, A-5, A-6	6.1344%
Substitution Adjustment Amount	0.00

Excess Cash	1,364,427.15

	Beginning	Ending				Interest	Security
Term Notes	Balance	Balance	Factor	Principal	Interest	Shortfalls	%	Coupon
Class A-1	283,894,246.52	248,049,855.86	0.7511404	35,844,390.66	939,059.08	0.00	22.28%	3.721%
Class A-2	168,243,000.00	168,243,000.00	1.0000000	0.00	560,996.94	0.00	15.11%	3.751%
Class A-3	358,444,000.00	358,444,000.00	1.0000000	0.00	1,380,606.81	0.00	32.19%	4.622%
Class A-4	170,820,000.00	170,820,000.00	1.0000000	0.00	701,643.15	0.00	15.34%	4.929%
Class A-5	41,784,000.00	41,784,000.00	1.0000000	0.00	179,531.92	0.00	3.75%	5.156%
Class A-6	44,000,000.00	44,000,000.00	1.0000000	0.00	179,410.00	0.00	3.95%	4.893%
Class IO	143,710,000.00	143,710,000.00	1.0000000	0.00	718,550.00	0.00	0.00%	6.000%
Certificates	-	-	-	-	0.00	-	-	-

Beginning Overcollateralization Amount	2,668,123.76
Overcollateralization Amount Increase (Decrease)	1,364,427.15
Outstanding Overcollateralization Amount	4,032,550.91
Target Overcollateralization Amount	22,303,885.84

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

			Number	Percent
	Balance		of Loans	of Balance
Delinquent Loans (30 Days)*	1,554,536.23		50	0.16%
Delinquent Loans (60 Days)*	431,688.93		13	0.05%
Delinquent Loans (90 Days)*	57,847.27		3	0.01%
Delinquent Loans (120 Days)*	-		0	0.00%
Delinquent Loans (150 Days)*	-		0	0.00%
Delinquent Loans (180+ Days)*	-		0	0.00%
REO	-		0	0.00%
Foreclosures	176,417.66		2	0.02%
Bankruptcies	621,100.62		22	0.07%

*Delinquency Figures Do Not include Bankruptcy, Foreclosure, and REO.

	Liquidation To-Date
Beginning Loss Amount	0.00
Current Month Loss Amount	0.00
Current Month Recoveries	0.00
Ending Loss Amount	0.00	0.000%

	Net Recoveries to Date
Beginning Net Principal Recovery Amount	0.00
Current Month Net Principal Recovery Amount	0.00
Ending Net Principal Recovery Amount	0.00

	Special Hazard		Fraud	Bankruptcy
Beginning Amount	0.00		0.00	0.00
Current Month Loss Amount	0.00		0.00	0.00
Ending Amount	-		-	-

Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	2,122,152.29
Withdraw relating to Collection Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
To close Capitalized Interest Account - balance due GMAC Mortgage	0.00
Total Ending Capitalized Interest Account Balance as of Payment Date	2,122,152.29
Interest earned for Collection Period	5,160.69
Interest withdrawn related to prior Collection Period	5,059.68

Prefunding Account
Beginning Balance	181,995,462.25
Additional Purchases during Revolving Period	(91,049,745.87)
Excess of Draws over Principal Collections	0.00
To close prefunding remaining balance due Note Holders	0.00
Total Ending Balance as of Payment Date	90,945,716.38
Interest earned for Collection Period	391,040.32
Interest withdrawn related to prior Collection Period	576,798.52

Cuurent Month Repurchases Units	0
Cuurent Month Repurchases ($)	-

Yield Maintenance Event - Class A-1	NO
Yield Maintenance Event - Class A-2	NO

Hedge Payment Class A-1	0.00
Hedge Payment Class A-2	0.00

Hedge Shortfall Amount - Class A-1	0.00
Hedge Shortfall Amount - Class A-2	0.00